Exhibit 21.1

Subsidiaries of Registrant

GAINSCO, INC.
MGA Agency, Inc.
General Agents Insurance Company of America, Inc.
General Agents Premium Finance Company
MGA Premium Finance Company
Agents Processing Systems, Inc.
MGA Insurance Company, Inc.
Risk Retention Administrators Inc.
GAINSCO Service Corp.
Lalande Financial Group, Inc.
National Specialty Lines, Inc.
DLT Insurance Adjusters, Inc.